EXHIBIT 11.1
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                       STATE STREET BOSTON CORPORATION

                      COMPUTATION OF EARNINGS PER SHARE

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                                                             YEAR ENDED DECEMBER 31
                                             -------------------------------------------------------
                                                          1993              1992            1991
                                                          ----              ----            ----
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Primary:
  Average shares outstanding ..............               75,443,604      74,761,232      73,649,678
  Common stock equivalents ................                  749,560       1,474,069       1,319,808
                                                         -----------      ----------      ----------
      Primary shares outstanding ..........               76,193,164      76,235,301      74,969,486
                                                         -----------      ----------      ----------
                                                         -----------      ----------      ----------
  Net income ..............................                 $179,829        $160,443        $139,270
                                                             -------         -------         -------
                                                             -------         -------         -------
  Earnings Per Share - primary ............                 $   2.36        $   2.10        $   1.86
                                                             -------         -------         -------
                                                             -------         -------         -------
Fully diluted:
  Average shares outstanding ..............               75,443,604      74,761,232      73,649,678
  Common stock equivalents ................                  749,560       1,738,055       1,798,392
  Assumed conversion of 5% convertible
    notes .................................                   41,259          41,323          41,323
  Assumed conversion of 734% convertible
    subordinated debentures ...............                  942,079       1,157,163       1,626,582
                                                         -----------      ----------      ----------
      Fully diluted average shares
        outstanding .......................               77,176,502      77,697,773      77,115,975
                                                         -----------      ----------      ----------
                                                         -----------      ----------      ----------
  Net income ..............................                 $179,829        $160,443        $139,270
  Elimination of interest on 5% convertible
    notes and 734% convertible subordinated
    debentures less related income tax
    benefit ...............................                      214             296             399
                                                             -------         -------         -------
      Fully diluted net income ............                 $180,043        $160,739        $139,669
                                                             -------         -------         -------
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  Earnings Per Share - fully diluted ......                 $   2.33        $   2.07        $   1.81
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